_____________________
                                                   |    OMB APPROVAL     |
                                                   |_____________________|
                                                   |OMB NUMBER: 3235-0145|
                    UNITED STATES                  |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION        |   DECEMBER 31, 2005 |
               Washington, D.C.  20549             |ESTIMATED AVERAGE    |
                                                   |BURDEN HOURS         |
                                                   |PER RESPONSE ...11   |
                   SCHEDULE 13G                    |_____________________|




                   Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*


                      BlackRock Kelso Capital Corporation
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                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
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                        (Title of Class and Securities)


                                      N/A
              ----------------------------------------------------
                                 (CUSIP Number)

                                 July 25, 2005
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            (Date of Event Which Requires Filing of this Statement)


  Check the appropriate box to designate the rule pursuant to which this
  Schedule is filed:

     [x] Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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

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CUSIP No. N/A                SCHEDULE 13G
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     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Virginia Retirement System
          1200 East Main Street
          Richmond, VA 23219

          I.R.S. Identification No.: 54-6001808

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     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                 (a) [ ]
                                                                 (b) [X]
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     (3)  SEC USE ONLY

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     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Virginia
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                                   (5) SOLE VOTING POWER
NUMBER OF                           13,333,333.333
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY
EACH                               -------------------------------------------
REPORTING                          (7)  SOLE DISPOSITIVE POWER
PERSON                             13,333,333.333
WITH                               -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER

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     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 13,333,333.333
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   (10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                             [ ]

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   (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                 37.707%
------------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON (See Instructions)
                                 EP
------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:
                  BlackRock Kelso Capital Corporation


Item 1(b).        Address of Issuer's Principal Executive Offices:
                  c/o BlackRock Kelso Capital Advisors LLC

Item 2(a).        Name of Persons Filing:
                  Virginia Retirement System

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  1200 East Main Street
                  Richmond, VA 23219

Item 2(c).        Citizenship:
                  Virginia

Item 2(d).        Title of Class of Securities:
                  Common Stock, par value $0.001 per share


Item 2(e).        CUSIP Number:
                  N/A


Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a) [ ]    Broker or dealer registered under section 15 of the Act (15
           U.S.C. 78o).

(b) [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ]   An investment adviser in accordance with Section
          240.13d-1(b)(1)(ii)(E);

(f) [X]   An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F);

(g) [ ]   A parent holding company or control person in accordance with
          Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);


Item 4.  Ownership.

(a) Amount beneficially owned: 13,333,333.333

(b) Percent of class: 37.707%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 13,333,333.333

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 13,333,333.333

(iv) Shared power to dispose or to direct the disposition of: 0

Item 5.   Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.

          N/A

Item 8.   Identification and Classification of Members of the Group.

          N/A

Item 9.   Notice of Dissolution of Group

          N/A

Item 10.  Certification

          (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  August 8, 2005


                                                    /s/ Gordon S. Appell
                                                    ----------------------
                                                    Gordon S. Appell
                                                    Attorney-in-Fact